As filed with the Securities and Exchange Commission on September 3, 2009

Registration No.  333-161265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INLAND REAL ESTATE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	2901 Butterfield Road Oak Brook, Illinois 60523 Telephone (630) 218-8000	36-3953261
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Beth Sprecher Brooks

Inland Real Estate Corporation

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Michael J. Choate, Esq.

Shefsky & Froelich Ltd.

111 East Wacker Drive

Suite 2800

Chicago, IL 60601

(312) 836-4066

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling stockholders named herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(1)
Common Stock, $0.01 par value per share	7,349,228	$7.69	$56,515,563.32	$3,153.57

(1)  Previously paid upon the original filing of this Registration Statement on August 11, 2009 and estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low sales prices reported on the New York Stock Exchange on August 4, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell the securities, and it is not soliciting an offer to buy these securities in any state where an offer or sale of the securities is not permitted.

PRELIMINARY PROSPECTUS

Inland Real Estate Corporation

7,349,228 Shares of Common Stock

This prospectus relates to 7,349,228 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the selling stockholders named in this prospectus.

The selling stockholders may offer their shares from time to time through public or private transactions, on or off of the New York Stock Exchange at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “IRC.” On September 2, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $7.96.

Investing in our common stock involves certain risks. You should read this entire prospectus and the applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “Risk Factors” beginning on page 2 of this prospectus before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 3, 2009

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplements, or in any amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the SEC and incorporated herein by reference is accurate only as of the date of the document containing the information. Whenever we refer herein to “IRC,” the “Company” or “us” or use the terms “we” or “our,” we are referring to Inland Real Estate Corporation, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

OFFERING SUMMARY

The Issuer:	Inland Real Estate Corporation
Address: 2901 Butterfield Road, Oak Brook, Illinois 60523.
Toll Free Telephone: (800) 826-8228.

The Selling Stockholders:

The selling stockholders, Inland Investment Stock Holding Corporation and Partnership Ownership Corporation, are two entities a majority of the shares of which are indirectly owned by one of our directors, Daniel L. Goodwin. These entities own restricted shares of our common stock we issued pursuant to a merger agreement by and among us, Inland Real Estate Advisory Services, Inc. (our former advisor) and Inland Commercial Property Management, Inc. (our former property manager) on July 1, 2000. See “Selling Stockholders” beginning on page 5 for more information.

Shares Offered by the Selling Stockholders:	The selling stockholders are offering up to an aggregate of 7,349,228 shares of our common stock.

Offering Price:

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on the New York Stock Exchange, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

Use of Proceeds:	We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Market for our Common Stock:

Our common stock is listed for trading on the New York Stock Exchange under the symbol “IRC”. On September 2, 2009 the high and low prices for one share of our common stock on the New York Stock Exchange were $8.13 and $7.93, respectively; the closing price for one share of our common stock on the New York

Stock Exchange on that date was $7.96.

Outstanding Shares of Common Stock:	There were 84,372,235 shares of common stock outstanding as of September 2, 2009.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” included in our Annual Reports on Form 10-K that are incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you may lose part or all of your investment. In addition, you should consider the additional risk factor set forth below.

We have recently changed the amount of our dividends and may change our dividend policy in the future.

Recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets and considering the dilutive impact of issuing additional shares as part of our recent offering of common stock, we decided to reduce the amount we pay as dividends for 2009 to an amount in cash that will at least equal our annual taxable income for 2009.

In addition, a recent Internal Revenue Service (“IRS”) revenue procedure allows us to satisfy the REIT income distribution requirement by distributing up to 90% of our dividends on our common stock in the form of shares of our common stock in lieu of paying dividends entirely in cash. Although we reserve the right to utilize this procedure in the future, we currently have no intent to do so. In the event that we pay a portion of a dividend in shares of our common stock, taxable U.S. stockholders may be required to pay tax on the entire amount distributed, including the portion paid in shares of common stock, in which case the stockholders might have to pay the tax using cash from other sources. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to the dividend, including in respect of all or a portion of the dividend that is payable in stock. In addition, if a significant number of our stockholders sell shares of our common stock in order to pay taxes owed on dividends, these sales could put downward pressure on the market price of our common stock.

The decision to declare and pay dividends on our common stock in the future, as well as the timing, amount and composition of any future dividends, will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”), state law and any other factors we deem relevant. Any change in our dividend policy or the amount of dividends we pay could have a material adverse effect on the market price of our common stock.

The price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, many of which are out of our control, including:

•                  general economic conditions, including the current recession, competition and the supply of and demand for shopping center and single-tenant properties in our markets;

•                  risks that tenants will not remain in occupancy or pay rent, or pay reduced rent due to bankruptcies or declines in their businesses;

•                  interest rate levels and the availability of financing;

•                  potential environmental liability and other risks associated with owning, developing and acquiring shopping center properties;

•                  greater than anticipated funding costs associated with our joint venture properties or operating costs;

•                  inflationary, deflationary and other general economic trends;

•                  the effects of natural disasters;

•                  actual or anticipated variations in our operating results or dividends;

•                  changes in our funds from operations or earnings;

•                  publication of research reports about us or the real estate industry, generally and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITS;

•                  any future issuances of equity securities;

•                  failure to pay our obligations under, or comply with the terms of, our indebtedness;

•                  impairment charges; and

•                  other risks detailed from time to time in the reports filed by us with the Securities and Exchange Commission.

These factors may cause the market price of our common stock to decline, regardless of our financial condition, results of operations, business or prospects.

ABOUT US

We are a Maryland corporation formed on May 12, 1994.  We are a real estate investment trust or “REIT” that through consolidated or unconsolidated entities acquires, owns, operates and develops open-air neighborhood, community, power and lifestyle shopping centers and single-tenant retail properties located primarily in what we believe is the demographically strong upper Midwest markets.

Approximately sixty-five percent of our total retail portfolio (consolidated plus unconsolidated) gross leasable area (“GLA”) is located in the Chicago Metropolitan Statistical Area (“MSA”), with our second largest market concentration being approximately seventeen percent in the Minneapolis-St. Paul MSA.  Tenants at our retail properties primarily provide “everyday” goods and services to consumers, with more than sixty-three percent of total retail portfolio square footage anchored by grocery, drug, and discount stores.  The properties in our portfolio generate cash flows from rents and related revenues.  The primary drivers of our internal income growth are rental rate increases over expiring rates on new and renewal leases and cost savings from operational efficiencies.  As of December 31, 2008, we owned interests in 144 investment properties, including those owned through our unconsolidated joint ventures, comprised of:

•                  Sixty-five neighborhood retail centers totaling approximately 4,244,000 gross leasable square feet;

•                  Nineteen community centers totaling approximately 2,940,000 gross leasable square feet;

•                  Twenty-seven power centers totaling approximately 4,598,000 gross leasable square feet;

•                  One lifestyle center totaling approximately 540,000 gross leasable square feet; and

•                  Thirty-two single-user properties totaling approximately 2,185,000 gross leasable square feet.

We have qualified as a REIT under the Code, for federal income tax purposes commencing with the tax year ended December 31, 1995.  So long as we qualify for treatment as a REIT, we generally will not be subject to federal income tax to the extent we meet the requirements of the tests imposed by the Code.  If we fail to qualify as a REIT in any taxable year, without the benefit of certain statutory relief provisions, we will be subject to federal income tax on our taxable income at regular corporate tax rates.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income, property or net worth and federal income and excise taxes on our undistributed income.

To maintain our qualifications as a REIT, we engage in certain activities through Inland Venture Corporation (“IVC”) and Inland Exchange Venture Corporation (“IEVC”), wholly owned taxable REIT subsidiaries (each a “TRS”).  As such, these TRS entities are subject to federal and state income and franchise taxes.

Our office is located at 2901 Butterfield Road, Oak Brook, Illinois 60523.  Our toll free telephone number is (800) 826-8228.

FORWARD-LOOKING STATEMENTS

In addition to historical information, we have made forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including those pertaining to anticipated closings of transactions and uses of proceeds and our capital resources, portfolio performance and results of operations in this prospectus and the documents incorporated by reference herein. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events and there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including

“believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized.

The factors that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements include those set forth in the risk factors incorporated by reference in this prospectus and any accompanying prospectus supplement from our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which reflect only our management’s analysis. We assume no obligation to update forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file current, quarterly and annual reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov.

Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the actual contract or document, each statement being qualified in all respects by that reference.

USE OF PROCEEDS

The proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders.  We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered by this prospectus.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 2, 2009, by each of Inland Investment Stock Holding Corporation, a Nevada corporation (“IISHC”) and Partnership Ownership Corporation, an Illinois corporation (“POC”), the selling stockholders.  The table also sets forth the maximum number of shares that may be sold under this registration statement.  One of our directors, Daniel L. Goodwin, indirectly owns a majority of the shares of Inland Investment Stock Holding Corporation and Partnership Ownership Corporation.  These entities own shares of our common stock we issued pursuant to a merger agreement by and among us, Inland Real Estate Advisory Services, Inc. (our former advisor) and Inland Commercial Property Management, Inc. (our former property manager) on July 1, 2000.

We do not know if, when or in what amounts the selling stockholders will offer shares for sale.  These entities anticipate pledging their shares as collateral security for a line of credit for the benefit of their parent corporation, Inland Real Estate Investment Corporation.  The shares pledged as collateral are being registered for resale at the request of the lender.  The registration of these shares does not necessarily mean that any of the shares will be sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest.  To the extent any shares are actually offered and sold by means of this prospectus, we will not receive any proceeds from the sale of those shares.  We cannot estimate the number of shares that will be sold in an offering or held by the selling stockholders after completion of an offering. Solely for purposes of this table, however, we have assumed that, after completion of an offering, the maximum number of shares covered by this prospectus will have been sold by the selling stockholders.

As disclosed in filings with the SEC made pursuant to Sections 13 and 16 of the Exchange Act by Mr. Goodwin, he beneficially owns shares issued by the Company and owned directly by each of IISHC and POC through his control and indirect ownership of more than a majority of the shares of each of IISHC and POC.  Mr. Goodwin is also the chairman, president and controlling shareholder of The Inland Group, Inc., a Delaware corporation (“TIGI”).  TIGI is the direct parent of Inland Real Estate Investment Corporation, which in turn is the parent corporation of IISHC and POC.  The Company engages in various transactions with certain affiliates of TIGI from time to time, and certain affiliates of TIGI provide services to the Company.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The inclusion of shares in this table does not constitute an admission of beneficial ownership of all such shares for the stockholders named below. The percentage of our share capital before and after this offering is based on approximately 84,372,235 million shares of common stock outstanding on September 2, 2009.

	Shares Beneficially Owned		Maximum Number of Shares to be Sold Hereunder	Shares Beneficially Owned after the Sale of Maximum Number of Shares
Name	Number of Shares	%	Number of Shares	Number of Shares	%
Inland Investment Stock Holding Corporation	7,212,118	8.5	7,212,118	0	*
Partnership Ownership Corporation	137,110	*	137,110	0	*

* Represents less than 1% of the shares outstanding.

PLAN OF DISTRIBUTION

The selling stockholders anticipate pledging their shares as collateral security for a line of credit for the benefit of their parent corporation, Inland Real Estate Investment Corporation. At the request of the lender, we are registering the resale by the selling stockholders from time to time of the shares described in this prospectus.  The registration of these shares does not necessarily mean that any of the shares will be sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest.  To the extent any shares are actually offered and sold by means of this prospectus, we will not receive any proceeds from the sale of those shares.  The selling stockholders or their affiliates are expected to pay all expenses incident to the offering and sale of the shares.

Upon a default under an agreement pursuant to which the shares subject to this registration statement are pledged as security, the secured party may cause the offer and sale of such pledged shares from time to time. Upon a sale of the shares, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under an agreement or related document pursuant to which the shares are pledged as security.

The sale of the shares by any selling stockholder, including any donee, pledgee or other transferee of a selling stockholder, may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the shares as principal. These sales may be made on the NYSE or other exchanges on which our shares may then be traded or in private transactions.

The shares may be sold in one or more transactions at:

•                  fixed prices;

•                  prevailing market prices at the time of sale;

•                  prices related to the prevailing market prices; or

•                  otherwise negotiated prices.

The shares may be sold in one or more of the following transactions:

•                  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•                  block trades (which may involve crosses or transactions in which the same broker acts as an agent on both sides of the trade) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•                  a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the Financial Industry Regulatory Authority, Inc. or stock exchange rules;

•                  sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•                  sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers;

•                  any other legal method; and

•                  any combination of these methods.

In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.  In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed broker-dealers.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale of shares by the selling stockholders.  We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•                  the name of the selling stockholders and of participating brokers and dealers;

•                  the number of shares involved;

•                  the price at which the shares are to be sold;

•                  the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•                  that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•                  other facts material to the transaction.

The selling stockholders and any brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any dealers or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling stockholders or others to engage in stabilizing and other market making activities.

Notwithstanding the foregoing, each of our directors, including Daniel L. Goodwin, who indirectly controls IISHC and POC, has agreed to comply with our Insider Trading Policy.  Our Insider Trading Policy provides that under certain circumstances, we may, from time to time, prohibit any transaction in our securities during certain periods, referred to as “blackout periods,” which occur in advance of a release of our earnings or other financial information or in the event of pending negotiations relating to, or the consummation of, a transaction or an event that would require additional disclosure of material, non-public information by us.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Pursuant to regulations governing practice before the Internal Revenue Service (the “IRS”), unless expressly stated otherwise, any tax advice contained herein or in any attachment hereto cannot be used, and is not intended to be used, by a taxpayer for (1) the purpose of avoiding tax penalties that may be imposed on the taxpayer under the Internal Revenue Code or (2) the promotion or marketing of any tax-related matter or program.

The following is a summary of certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the ownership and disposition of shares of our common stock.  This summary is for general information only and is not tax advice.

This information is based on:

•                  the Internal Revenue Code of 1986, as amended (the “Code”);

•                  current, temporary and proposed Treasury Regulations promulgated under the Code;

•                  the legislative history of the Code;

•                  current administrative interpretations and practices of the IRS; and

•                  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions may adversely affect the tax considerations contained in this discussion. Any change of this type could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax considerations.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•                  the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences;

•                  our election to be taxed as a REIT for federal income tax purposes; and

•                  potential changes in the tax laws.

In the event that we elect to offer debt securities, preferred stock or warrants, the prospectus supplement relating to those securities may contain a discussion of U.S. federal income tax considerations relevant to holders of those securities.

Taxation of the Company

General.   We were formed on May 12, 1994 and elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with the tax year ended December 31, 1995. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with the tax year ended December 31, 1995. We currently intend to continue to operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Given the complex nature of the REIT qualification requirements, the importance of ongoing factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See the section below entitled “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and operation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and related administrative and judicial interpretations thereof.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that typically results from investment in a C corporation. A C corporation generally is required to pay tax at the corporate-level. Double taxation generally means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. For tax years through 2010, stockholders who are individual United States stockholders are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual United States stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. As long as we qualify as a REIT we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders; however, we will be required to pay federal income tax as follows:

•                  First, we will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•                  Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under certain circumstances.

•                  Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•                  Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (b) 95% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•                  Sixth, if we fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test.

•                  Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

•                  Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•                  Ninth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the applicable recognition period (generally the ten-year period beginning on the date the asset first became held by an entity other than a C corporation, including us, another REIT or an S corporation), then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone, by us or by the entity from which the assets are acquired, in each case, depending on the date the acquisition occurred.

•                  Tenth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours. See “—Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

•                  Eleventh, if we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the capital gain; each of our stockholders will be required to include the stockholder’s proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in the stockholder’s income, and each of our stockholders will receive a credit or refund for the stockholder’s proportionate share of the tax we paid.

•                  Twelfth, we may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

Requirements for Qualification as a REIT.   The Code defines a REIT as a corporation, trust or association:

(1)                                  that is managed by one or more trustees or directors;

(2)                                  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)                                  that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)                                  that is not a financial institution or an insurance company within the meaning of the Code;

(5)                                  that is beneficially owned by 100 or more persons;

(6)                                  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include certain specified entities, during the last half of each taxable year;

(7)                                  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8)                                  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), specified tax-exempt entities generally are treated as individuals; other entities, including pension funds, are subject to “look-through” attribution rules to determine the individuals who constructively own the stock held by the entity.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our Charter provides for restrictions regarding ownership and transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described under the heading “Restriction on Transfer, Acquisition and Redemption of Shares.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the following sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships and Limited Liability Companies.   We own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership’s share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies below in “—Tax Aspects of the Partnerships and Limited Liability Companies.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we were entitled to relief, as described below, we would fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries.   We may from time to time own and operate certain properties through wholly-owned corporate subsidiaries (including an entity which is treated as an association taxable as a corporation for federal income tax purposes) that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for federal tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer’s securities or more than 5% of the value of our total assets, as described below in “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.   A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. We currently own interests in two taxable REIT subsidiaries, and may acquire interests in additional taxable REIT subsidiaries in the future. Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below. See “—Asset Tests.”

Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary’s securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. A taxable REIT subsidiary may engage in activities or hold assets that would not be permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions will be imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.  These restrictions are discussed in detail under see “—Income Tests,” “—Penalty Tax,” and “—Asset Tests” below.

Income Tests.   We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, from certain investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments.

Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, from the real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities not held for sale to customers, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term “interest” to the extent the amount is attributable to qualified rents received by a debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements described above only if all of the following conditions are met:

•                  The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales.

•                  We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by our taxable REIT subsidiary are substantially comparable to rents paid by our other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if the modification increases the rents due under the lease.  Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and the modification results in an increase in the rents payable by the taxable REIT subsidiary, any increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of the taxable REIT subsidiary. In addition, rents paid by a taxable REIT subsidiary to its parent REIT will qualify as “rents from real property” in connection with a lease of a qualified lodging facility or a qualified healthcare property if an eligible independent contractor operates the facility or property.

•                  Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of rent attributable to the personal property will not qualify as “rents from real property”.

•                  We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue or a taxable REIT subsidiary. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. We may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, or an independent contractor from whom we derive no revenue, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

Income we receive that is attributable to the rental of parking spaces at our properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other requirements are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, we enter into hedging transactions with respect to interest rate exposure or currency rate fluctuations on one or more of our assets or liabilities. The hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income we derive from a hedging transaction entered into on or prior to July 30, 2008, will be nonqualifying income for purposes of the 75% gross income test. Except to the extent provided by Treasury Regulations, however, income from a hedging transaction, including gain from the sale or disposition of a transaction, entered into prior to January 1, 2005, will be qualifying income for purposes of the 95% gross income test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from a hedging transaction entered into on or after January 1, 2005, and not after July 30, 2008, that is clearly identified as specified in the Code and that hedges indebtedness incurred by us to acquire or carry real estate will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test.  Income from a hedging transaction entered into after July 30, 2008, that is clearly identified as specified in the Code and that either (i) hedges indebtedness incurred or to be incurred by us to acquire or carry real estate or (ii) manages risk of currency fluctuations with respect to any item of income that would qualify under the 75% gross income test or the 95% gross income test, in each case, will not constitute gross income for purposes of the 75% gross income test and the 95% gross income test, and therefore will be exempt from these tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us or to manage risk of currency rate fluctuations with respect to our income or gain. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•                  following our identification of the failure to meet the 75% gross income test or the 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% gross income test or the 95% gross income test for the taxable year in accordance with Treasury Regulations to be issued; and

•                  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of the Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.   Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), including our share of any gain realized by partnerships, limited liability companies that are treated as partnerships for income tax purposes, or qualified REIT subsidiaries in which we own an interest will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which would be subject to the 100% penalty tax, if the following requirements are met:

•                  the property sold is a real estate asset for purposes of the asset tests;

•                  the REIT has held the property for at least two years;

•                  aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the basis of the property do not exceed 30% of the net selling price of the property;

•                  either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted bases of the properties sold by the REIT during the taxable year do not exceed 10% of the aggregate bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

•                  with respect to property that constitutes land or improvements (excluding foreclosure property and lease terminations), the property has been held for not less than two years for the production of rental income; and

•                  if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT does not derive or receive any income.

We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax.

Penalty Tax.   Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We believe that, in all instances in which our taxable REIT subsidiaries provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services are at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests.   At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our proportionate share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but only for the one-year period beginning on the date that we receive the proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities other than those securities included in the 75% asset test.

Third, except for securities included in the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain “straight debt” securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company (rather than solely our interest in the capital of the partnership or limited liability company), excluding for this purposes certain securities described in the Code. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

We own the stock of two corporations which have elected, together with us, to be treated as a taxable REIT subsidiaries. We may have additional taxable REIT subsidiaries in the future. So long as these corporations qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, the 10% voting limitation or the 10% value limitation with respect to our ownership of their securities. We or one or more of our taxable REIT subsidiaries may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 25% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any issuer has complied with the 5% value limitation, the 10% voting limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value. We also own, and may continue to make, loans which must qualify under the “straight debt safe harbor” in order to satisfy the 10% value limitation described above. We believe that all existing loans have qualified under this safe-harbor. However, there is relatively little authority interpreting this safe-harbor and, as a result, there can be no assurance that the IRS would not take a contrary position.

The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, limited liability companies or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or limited liability company which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or limited liability company may increase as a result of our capital contributions to the partnership or limited liability company. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above do not apply, we would cease to qualify as a REIT.

Distribution Requirements.   To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•                  90% of our “REIT taxable income”; and

•                  90% of our after-tax net income, if any, from foreclosure property;

•                  minus the excess of the sum of certain items of non-cash income items over 5% of our “REIT taxable income,” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the applicable recognition period following our acquisition of the asset (generally the ten-year period beginning on the date the asset first became held by an entity other than a C corporation, including us, another REIT or an S corporation), we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset on the date we acquired the asset over (2) our adjusted basis in the asset on the date we acquired the asset.

In general, we must pay these distributions in the taxable year to which they relate or in the following taxable year if they are declared before we timely file our tax return for the year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions generally are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. However, dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. The amount distributed must not be preferential (i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than according to its dividend rights as a class). To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

Our REIT taxable income might be less than our cash flow as a result of depreciation and other non-cash charges included in computing REIT taxable income. In that event, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we might not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the receipt of income and payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to borrow funds or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in October, November, and December of the calendar year, by the end of January immediately following that year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this tax.

Like Kind Exchanges.   We may dispose of properties in transactions intended to qualify as like-kind exchanges under Section 1031 of the Code. Like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently would be taxed on these dividends at long-term capital gain rates for tax years through 2010 (for tax years beginning after 2010, these dividends are scheduled to become taxable at ordinary income tax rates) and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships and Limited Liability Companies

General.   We own, directly or indirectly, interests in various partnerships and limited liability companies which we expect to be treated as partnerships (or disregarded entities) for federal income tax purposes. We may own additional partnerships and limited liability companies in the future. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of these entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our allocable share of the foregoing items, based on the partnership agreement, for purposes of computing our REIT taxable income. For purposes of applying the REIT income and asset tests, we include our proportionate share of the income generated by and the assets held by the partnerships and limited liability companies in which we own an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies, based on our capital interests in these entities, subject to special rules relating to the 10% REIT asset test described above. See “—Taxation of the Company.”

Our ownership of interests in partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the IRS might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships (or disregarded entities), as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests or the REIT income tests (see “—Taxation of the Company—Asset Tests” and “—Taxation of the Company—Income Tests”). This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations provide that a domestic business entity not otherwise organized as a corporation (an “eligible entity”) may be taxed as a partnership or disregarded entity for federal income tax purposes. Unless it elects to be taxable as a corporation, an eligible entity will be classified as a partnership or disregarded entity for federal income tax purposes (subject to special rules applicable to partnerships or limited liability companies classified as publicly traded partnerships). All of the partnerships and limited liability companies in which we own an interest do not intend to elect to be taxable as a corporation and intend to claim classification as partnerships or disregarded entities under these Treasury Regulations (and not as publicly traded partnerships).  As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes (and not as publicly traded partnerships).

Allocations of Income, Gain, Loss and Deduction.   A partnership or limited liability company agreement generally will determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as applicable. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to the item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to the Properties.   Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code. These allocations could cause us to be allocated (1) lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) taxable gain in the event of a sale of the contributed properties in excess of the economic or book income allocated to us as a result of the sale, with a corresponding benefit to the contributing partners or members. As a result, these allocations could make it more difficult for us to satisfy the REIT distribution requirements.

Taxation of Holders of Our Common Stock

The following summary describes the principal U.S. federal income tax consequences to United States holders of owning and disposing of our common stock. This summary deals only with our common stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). Your tax treatment will vary depending upon your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances.

Taxation of Taxable United States Stockholders Generally

Distributions Generally.   Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends, and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to taxable United States holders as ordinary income. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States holders that are corporations.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a United States holder. This treatment will reduce the United States holder’s adjusted tax basis in the United States holder’s shares of our common stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States holder’s adjusted tax basis in the holder’s shares will be taxable as capital gain. The gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. United States holders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends.   Dividends that we properly designate as capital gain dividends will be taxable to our taxable United States holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently are taxable to non-corporate United States holders at a 15% or 25% rate. If we fail to designate the applicable bracket, all capital gain dividends are taxable to non-corporate United States holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of Net Capital Gains.   We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a United States holder generally would:

•                  include the holder’s pro rata share of our undistributed net capital gains in computing the holder’s long-term capital gains in the holder’s return for the holder’s taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•                  be deemed to have paid the holder’s proportionate share of capital gains tax imposed on us on the designated amounts included in the holder’s long-term capital gains;

•                  receive a credit or refund for the amount of tax deemed paid by the holder;

•                  increase the adjusted basis of the holder’s common stock by the difference between the amount of includable gains and the tax deemed to have been paid by the holder; and

•                  in the case of a United States holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified Dividend Income

A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” to the extent that such amount is attributable to amounts described below, and we properly designate it as “qualified dividend income.” The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•                  the qualified dividend income received by us during such taxable year from regular corporations (including our taxable REIT subsidiary);

•                  the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

•                  the excess of any income recognized during the immediately preceding year attributable to the sale of a property acquired from a corporation which was a C corporation in a transaction in which our basis in the asset was determined by reference to the basis of the asset in the hands of that C corporation as discussed above over the federal income tax paid by us with respect to such built-in gain.

Passive Activity Losses and Investment Interest Limitations.   Distributions we make and gain arising from the sale or exchange by a United States holder of our shares will not be treated as passive activity income. As a result, United States holders generally will not be able to apply any “passive losses” against this income or gain. A United States holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in this case, the stockholder will be taxed at ordinary income rates on the amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock.   If a United States holder sells or disposes of shares of our common stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock for more than one year. If, however, a United States holder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the United States holder received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding and Information Reporting

We report to our United States holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-United States Stockholders.”

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% for tax years through 2010 (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally has been reduced to 15% provided that the stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). The currently applicable provisions of the U.S. federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our common stock generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our common stock will constitute unrelated business taxable income unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if the REIT is not “predominantly held” by “qualified trusts.” As a result of limitations on the transfer and ownership of stock contained in our Charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock is publicly traded, we cannot guarantee that this treatment will always be the case.

Taxation of Non-United States Stockholders

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of our common stock by non-United States holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of the rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-United States holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-United States holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership, and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally.   Distributions to a non-United States holder that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. The distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-United States holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to United States holders are subject to tax, and are generally not subject to withholding. Any dividends received by a non-United States holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

We expect to withhold United States income tax at the rate of 30% on any distributions made to a non-United States holder unless:

•                  a lower treaty rate applies and the non-United States holder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•                  the non-United States holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-United States holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-United States holder to the extent that distributions do not exceed the non-United States holder’s adjusted tax basis in our common stock, but rather will reduce the adjusted tax basis of the holder’s common stock. To the extent that these distributions exceed a non-United States holder’s adjusted tax basis in our common stock, the distributions will give rise to gain from the sale or exchange of the stock. The tax treatment of this gain is described below.

For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, a portion of amounts withheld generally should be refundable if the amount is determined subsequently to be a distribution that was, in fact, in excess of the REIT’s current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.   Distributions to a non-United States holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation, unless:

(1)                                  the investment in our common stock is treated as effectively connected with the non-United States holder’s United States trade or business, in which case the non-United States holder will be subject to the same treatment as United States holders with respect to the gain, except that a non-United States holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2)                                  the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to FIRPTA (The Foreign Investment in Real Property Tax Act of 1980), distributions to a non-United States holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-United States holder to be treated as recognizing gain as income effectively connected with a United States trade or business. Non-United States holders generally would be taxed at the same rates applicable to United States holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 35% of any distribution to a non-United States holder that is designated as a capital gain dividend, or, if greater, 35% of a distribution to the non-United States holder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-United States holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-United States stockholder did not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, these distributions will be treated as ordinary dividend distributions.

Retention of Net Capital Gains.   Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by United States holders generally should be treated with respect to non-United States holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-United States holder would be able to offset as a credit against its U.S. federal income tax liability resulting from their proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent their proportionate share of the tax paid by us exceeds their actual U.S. federal income tax liability.

Sale of Our Common Stock.   Gain recognized by a non-United States holder upon the sale or exchange of our common stock generally will not be subject to United States taxation unless the stock constitutes a “United States real property interest” within the meaning of FIRPTA. Our common stock will not constitute a “United States real property interest” so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-United States holders. We believe, but cannot guarantee, that we have been and are a “domestically controlled qualified investment entity.” Even if we have been and currently are a “domestically controlled qualified investment entity,” because our capital stock is publicly traded, no assurance can be given we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale or exchange of our common stock not otherwise subject to FIRPTA will be taxable to a non-United States holder if either (1) the investment in our common stock is treated as effectively connected with the non-United States holder’s United States trade or business or (2) the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a “domestically controlled qualified investment entity,” upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described below), a non-United States holder may be treated as having gain from the sale or exchange of United States real property interest if the non-United States holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after the ex-dividend date.

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-United States holder sells or exchanges our common stock, gain arising from a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1)                                  our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

(2)                                  the non-United States holder owned, actually and constructively, 5% or less of our common stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common stock is subject to taxation under FIRPTA, the non-United States holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a taxable United States holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock will be required to withhold and remit to the IRS 10% of the purchase price.

Backup Withholding Tax and Information Reporting.  Generally, we must report annually to the IRS the amount of dividends paid to a non-United States holder, the holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-United States holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-United States holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-United States holder may be subject to information reporting and backup withholding unless the holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-United States holder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state, local and foreign tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto will be passed upon for us by Venable LLP.  Shefsky & Froelich has passed upon certain tax matters for the Company.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Inland Real Estate Corporation, as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009;

(b)           our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 7, 2009;

(c)           our Quarterly Report on Form 10-Q for the three months ended June 30, 2009, filed with the SEC on August 7, 2009;

(d)           our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2009 in connection with our Annual Meeting of Stockholders held on June 17, 2009;

(e)           our Current Reports on Form 8-K filed with the SEC on January 20, 2009, January 21, 2009, February 17, 2009, March 2, 2009, March 17, 2009, April 13, 2009, April 17, 2009, May 12, 2009, May 18, 2009, May 19, 2009, June 3, 2009, July 2, 2009, July 17, 2009 and August 18, 2009; and

(f)            The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 17, 2004.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.  Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of our Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this registration statement.  Information included or incorporated by reference in this prospectus shall be deemed automatically updated and superseded if information contained in any document we subsequently file with the SEC after the date of this prospectus modifies or replaces the information included or incorporated by reference in this prospectus.

We will provide to each person to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Inland Real Estate Corporation, Attention: Investor Relations, 2901 Butterfield Road, Oak Brook,

Illinois 60523 (telephone (630) 218-8000). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.                                                       Other Expenses of Issuance and Distribution.

The expenses to be incurred by the selling stockholders in connection with the registration and sale of securities are estimated as follows and will be incurred from time to time as securities are offered under this registration statement:

SEC registration fee	$3,153.57
Printing and engraving expenses	$5,000
Legal fees and expenses	$20,000
Accounting fees and expenses	$10,000
Miscellaneous	$3,000

Total:	$41,153.57

Item 15.                                                       Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, under which we are organized, provides that each director will have no liability to the corporation or its stockholders for monetary damages if the director performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  In addition, the MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter limits the liability of our directors and officers to the maximum extent permitted by the MGCL.

Section 2-418 of the MGCL permits a corporation, subject to certain limitations, to indemnify any director or officer made, or threatened to be made, a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys’ fees, actually incurred by the director or officer in connection with the proceeding unless:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Except as described below, our charter and bylaws authorize and direct the Company to indemnify and pay or reimburse reasonable expenses to any of our directors, officers, employees or agents to the fullest extent permitted by the MGCL so long as:

•                  the person has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

•                  the person was acting on the Company’s behalf or performing services for the Company;

•                  the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that in the event that the person seeking indemnification is or was an independent director, such liability or loss was not the result of gross negligence or willful misconduct; and

•                  any indemnification or agreement to be held harmless is recoverable only out of the assets of the Company and not from the stockholders.

In addition, we may not indemnify any director, officer, employee or agent for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person;

•                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person; or

•                  a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering their request has been advised of the position of the Securities and Exchange Commission and the published opinions of any state securities regulatory authority in which securities of the Company were offered and sold as to indemnification for securities law violations.

The MGCL permits us to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.  Our charter and bylaws authorize us to advance amounts to any person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

•                  the legal action relates to acts or omissions with respect to the performance of duties or services by the person seeking indemnification for or on the behalf of the Company;

•                  the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•                  the person seeking indemnification undertakes to repay to the Company the advanced funds, together with interest at the applicable legal rate of interest, if it is later determined that the person seeking indemnification was not entitled to indemnification.

We may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability incurred in any such capacity with the Company or arising out of such status.  The Company will not, however, incur the costs of any liability insurance that insures any person against liability for which he, she or it could not be indemnified under our charter or bylaws.

We have been advised that, in the opinion of the Commission, indemnification of liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

Item 16.                                                       Exhibits.

Exhibit No.	Description
4.1

Fourth Articles of Amendment and Restatement of the Registrant (previously filed in and incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, as filed by the Registrant with the Securities and Exchange Commission on August 9, 2005 (file number 000-28382))

4.2

Amended and Restated Bylaws (previously filed and incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated April 25, 2008, as filed by the Registrant with the Securities and Exchange Commission on April 25, 2008 (file number 001-32185))

5.1	Opinion of Venable LLP.*
8.1	Opinion of Shefsky & Froelich, Ltd.*
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Shefsky & Froelich Ltd. (included in Exhibit 8.1)
23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney*

*                 Previously filed

Item 17.                                                       Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)            each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, IL, on September 3, 2009.

INLAND REAL ESTATE CORPORATION (Registrant)

By:	/s/ MARK E. ZALATORIS
Name:	Mark E. Zalatoris
Its:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK E. ZALATORIS	President and Chief Executive Officer	September 3, 2009
Mark E. Zalatoris	(principal executive officer)

/s/ BRETT A. BROWN	Treasurer, Chief Financial Officer and Senior Vice President	September 3, 2009
Brett A. Brown	(principal financial and accounting officer)

/s/ THOMAS P. D’ARCY*	Director and Chairman of the Board	September 3, 2009
Thomas P. D’Arcy

/s/ DANIEL L. GOODWIN*	Director	September 3, 2009
Daniel L. Goodwin

/s/ JOEL G. HERTER*	Director	September 3, 2009
Joel G. Herter

/s/ HEIDI N. LAWTON*	Director	September 3, 2009
Heidi N. Lawton

/s/THOMAS H. MCAULEY*	Director	September 3, 2009
Thomas H. McAuley

/s/ THOMAS R. MCWILLIAMS*	Director	September 3, 2009
Thomas R. McWilliams

/s/ JOEL D. SIMMONS*	Director	September 3, 2009
Joel D. Simmons

* Signed on behalf of the named individuals by Mark E. Zalatoris under power of attorney.